Exhibit 5.1

Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, IL 60606
T 312.258.5500
F 312.258.5600
schiffhardin.com
Robert J. Minkus
(312) 258.5584
rminkus@schiffhardin.com

May 11, 2018

NiSource Inc.

801 E. 86th Avenue

Merrillville, Indiana 46410

Ladies and Gentlemen:

We have acted as counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 11, 2018 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale of up to 24,964,163 shares of common stock (the “Shares”), which may be offered for sale from time to time by the selling stockholders named in the Registration Statement. The selling stockholders acquired the shares of common stock in a private placement that closed on May 4, 2018. The Company is registering the offer and sale of common stock to satisfy registration rights granted to the selling stockholders in connection with the private placement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

NiSource Inc.

May 11, 2018

The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus